Steven T. Waterman (4164)
Michael F. Thomson (9707)
Jeffrey M. Armington (14050)
DORSEY & WHITNEY LLP
136 South Main Street, Suite 1000
Salt Lake City, UT 84101-1685
Telephone: (801) 933-7360
Facsimile: (801) 933-7373
Email: waterman.steven@dorsey.com
thomson.michael@dorsey.com
armington.jeff@dorsey.com

Attorneys for Debtor BSD Medical Corporation
fka Perseon Corporation

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF UTAH, CENTRAL DIVISION

In re: BSD MEDICAL CORPORATION fka PERSEON CORPORATION, Debtor.	Case No. 16-24435 Chapter 11 Chief Judge R. Kimball Mosier

DEBTOR'S PLAN PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

TABLE OF CONTENTS

INTRODUCTION

The Debtor proposes this Chapter 11 plan for the resolution of the outstanding claims against, and interests in, the Debtor pursuant to chapter 11 of the Bankruptcy Code. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Article I.A hereof or in section 101 of the Bankruptcy Code, as applicable. Holders of Claims and Equity Interests may refer to the Disclosure Statement for a discussion of the Debtor's history, business, assets, results of operations, historical financial information, events during the Chapter 11 Case, and certain financial projections, as well as a summary and description of the Plan and certain related matters. The Debtor is the proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS AND INTERESTS ARE ENCOURAGED TO READ THIS PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN.

ARTICLE I.
DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW

A. Defined Terms

1. "*Administrative Claim*" means a Claim for the costs and expenses of administration of the Estate pursuant to section 503(b) and 507(a)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estate and operating the business of the Debtor; (b) all fees and charges assessed against the Estate pursuant to chapter 123 of the Judicial Code, including but not limited to the U.S. Trustee Fees; and (c) Professional Fee Claims. For the avoidance of doubt, a Claim asserting priority pursuant to section 503(b)(9) of the Bankruptcy Code is included in the definition of Administrative Claim.

2. "*Administrative Claims Bar Date*" means the deadline for filing requests for payment of Administrative Claims (other than Professional Fee Claims) that arose after May 23, 2016, which deadline shall be the first Business Day that is thirty days following the Effective Date, except as specifically set forth in the Plan or a Final Order.

3. "*Administrative Claims Objection Bar Date*" means the deadline for filing objections to any Administrative Claim, which shall be the first Business Day that is thirty days following the Administrative Claims Bar Date.

4. "*Allowed*" means with respect to Claims: (a) any Claim other than an Administrative Claim that is evidenced by a Proof of Claim which is or has been timely Filed by the applicable Claims Bar Date or that is not required to be evidenced by a Filed Proof of Claim under the Bankruptcy Code or a Final Order; (b) any Claim that is listed in the Schedules as not contingent, not unliquidated, and not disputed, and for which no Proof of Claim has been timely Filed; or (c) any Claim allowed pursuant to (i) the Plan, (ii) any contract, instrument, indenture, or other agreement entered into or assumed in connection with the Plan, or (iii) a Final Order of the Bankruptcy Court; provided, that, with respect to any Claim described in clauses (a) and

(b) above, such Claim shall be considered Allowed only if and to the extent that with respect to such Claim no objection to the allowance thereof has been filed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or such an objection is so interposed and the Claim shall have been Allowed for voting purposes only by a Final Order. Except as otherwise specified in the Plan or any Final Order, the amount of an Allowed Claim shall not include interest on such Claim from and after the Petition Date. For purposes of determining the amount of an Allowed Claim, there shall be deducted therefrom an amount equal to the amount of any Claim that the Debtor may hold against the Holder thereof, to the extent such Claim may be offset, recouped, or otherwise reduced under applicable law. Any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or disputed, and for which no Proof of Claim is or has been timely Filed by the applicable Claims Bar Date, is not considered Allowed and shall be expunged without further action by the Debtor and without further notice to any party or action, approval, or order of the Bankruptcy Court. Notwithstanding anything to the contrary herein, no Claim of any entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such entity pays in full the amount that it owes to the Debtor.

5. "*Asset Purchase Agreement*" or "*APA*" means that certain Asset Purchase Agreement, dated May 17, 2016, by and between the Debtor and MedLink Technologies, LLC, which was approved by the Bankruptcy Court in the Chapter 11 Case.

6. "*Avoidance Actions*" means any and all avoidance, recovery, subordination, or similar remedies that may be brought by or on behalf of the Debtor or the Estate, including causes of action or defenses arising under chapter 5 of the Bankruptcy Code or applicable non-bankruptcy law.

7. "*Ballot*" means the form distributed to holders of Impaired Interests entitled to vote on the Plan on which is to be indicated the acceptance or rejection of the Plan approved by the Bankruptcy Court.

8. "*Bankruptcy Code*" means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as may be amended from time to time.

9. "*Bankruptcy Court*" means the United States Bankruptcy Court for the District of Utah having jurisdiction over the Chapter 11 Case.

10. "*Bankruptcy Rules*" means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court.

11. "*Business Day*" means any day, other than a Saturday, Sunday, or "legal holiday" (as defined in Bankruptcy Rule 9006(a)).

12. "*Cash*" means cash and cash equivalents, including bank deposits, checks, and other similar items in legal tender of the United States of America.

13. "*Causes of Action*" means any claim, cause of action (including Avoidance Actions or rights arising under section 506(c) of the Bankruptcy Code), controversy, right of

setoff, cross claim, counterclaim, or recoupment and any claim on contracts or for breaches of duties imposed by law or in equity, demand, right, action, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, power, privilege, license, and franchise of any kind or character whatsoever, known, unknown, fixed or contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law. Causes of Action also include: (a) all rights of setoff, counterclaim, cross-claim, or recoupment, and claims on contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims; (c) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code.

14. "*Chapter 11 Case*" means this chapter 11 case commenced by the Debtor and styled *In re BSD Medical Corporation fka Perseon Corporation*, Case No. 16-24435, which is currently pending before the Bankruptcy Court.

15. "*Claim*" means any claim against the Debtor, as defined in section 101(5) of the Bankruptcy Code, including: (a) any right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or (b) any right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

16. "*Claims Objection Bar Date*" means the later of: (a) the first Business Day following one hundred and eighty days after the Effective Date and (b) such later date as may be fixed by the Bankruptcy Court, after notice and a hearing, upon a motion Filed before the day that is one hundred and eighty days after the Effective Date, which date may be further extended by the Bankruptcy Court after notice and a hearing upon a motion Filed before the expiration of any such extended period.

17. "*Claims Register*" means the official register of Claims maintained by the Bankruptcy Court.

18. "*Class*" means a category of Holders of Claims or Equity Interests as set forth in Article II hereof pursuant to section 1122(a) of the Bankruptcy Code.

19. "*Common Stock*" means the common stock of the Debtor.

20. "*Confirmation*" means the entry of the Confirmation Order on the docket of the Chapter 11 Case.

21. "*Confirmation Date*" means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Case.

22. "*Confirmation Hearing*" means the hearing held by the Bankruptcy Court to consider Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, including any adjournments or continuations thereof.

23. "*Confirmation Objection Deadline*" means the deadline for Filing objections to the Plan, which pursuant to the Scheduling Order, is December 7, 2016, at 4:00 p.m. (prevailing Mountain Time).

24. "*Confirmation Order*" means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

25. "*Consummation*" means the occurrence of the Effective Date.

26. "*D&O Liability Insurance Policies*" means all insurance policies for directors', managers', and officers' liability maintained by the Debtor as of the Effective Date.

27. "*Debtor Release*" means the release given by the Debtor to the Debtor Released Parties as set forth in Article VI.B hereof.

28. "*Debtor Released Parties*" means, collectively, the Debtor Releasees and the Third Party Releasees.

29. "*Debtor Releasees*" means, collectively, the Debtor and the Debtor's current and former officers, directors, principals, employees, agents, advisors, attorneys, accountants, investment bankers, consultants, representatives, and other Professionals, and their respective successors and assigns, each in their capacity as such, and only if serving in such capacity.

30. "*Debtor*" means BSD Medical Corporation fka Perseon Corporation.

31. "*Disbursing Agent*" means the Person appointed by the Debtor pursuant to Article III.F, which Person shall be identified to the extent known prior to the Confirmation Hearing.

32. *Disbursing Agent Agreement*" means the agreement to be executed as of the Effective Date vesting authority in the Disbursing Agent pursuant to this Plan, substantially in the form Filed with the Plan Supplement.

33. "*Disbursing Agent Assets*" means all of the assets of the Debtor's Estate that have not been sold, abandoned, or otherwise transferred pursuant to a Final Order of the Bankruptcy Court and/or Equity Interests in the Debtor.

34. "*Disbursing Agent Funding Mechanism*" means Cash, in an amount necessary to fund (a) the working capital needs of the Disbursing Agent and (b) the reasonable, documented fees and expenses of the Disbursing Agent and the Disbursing Agent Professionals.

35. "*Disbursing Agent Professionals*" means the agents, attorneys, consultants, independent contractors, representatives, and other professionals retained by the Disbursing Agent.

36. "*Disclosure Statement*" means the Disclosure Statement for the Debtor's Plan Pursuant to Chapter 11 of the Bankruptcy Code, dated September 16, 2016, as amended, supplemented, or modified from time to time, including all exhibits and schedules thereto, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

37. "*Disputed*" means, with respect to any Claim or Interest, any Claim or Interest that is not yet Allowed.

38. "*Disputed Reserve*" means a reserve of Cash or such other consideration the Debtor determines appropriate that may be funded on or after the Effective Date, or such consideration as ordered by the Bankruptcy Court, as applicable, for distributions to Holders of Allowed Claims and Allowed Interests and Disputed Claims and Disputed Interests if and to the extent that such Disputed Claims or Disputed Interests become Allowed Claims or Allowed Interests.

39. "*Distributions*" means the distributions of Cash by the Debtor on the Effective Date or by the Disbursing Agent after the Effective Date to be made in accordance with the Plan and/or the Disbursing Agent Agreement.

40. "*Effective Date*" means the date selected by the Debtor that is a Business Day after the Confirmation Date on which: (a) no stay of the Confirmation Order is in effect and (b) all conditions precedent specified in Article VII.A hereof have been satisfied.

41. "*Entity*" shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

42. "*Equity Interest*" means a Common Stock Interest, a Private Warrant Interest, a Public Warrant Interest, and any other equity, ownership, or profits interests of the Debtor and options, warrants, rights, or other securities or agreements to acquire the common stock, limited liability company interests, or other equity, ownership, or profits interests of the Debtor (whether or not arising under or in connection with any employment agreement), including any claim against the Debtor subject to subordination pursuant to section 510(b) of the Bankruptcy Code arising from or related to any of the foregoing.

43. "*Estate*" means the estate created for the Debtor on the Petition Date pursuant to sections 301 and 541 of the Bankruptcy Code.

44. "*Exculpated Parties*" means, collectively: (a) the Debtor; (b) the Debtor Releasees; (c) the Third Party Releasees; and (d) all of the current and former attorneys, financial advisors, consultants, representatives, advisors, accountants, investment bankers, investment advisors, actuaries, professionals, members (including ex officio members), officers, directors, employees, partners, subsidiaries, principals, agents, managed funds and representatives and successors and assigns of each of the foregoing Entities (whether current or former, in each case in his, her, or its capacity as such).

45. "*Exculpation*" means the exculpation provision set forth in Article VI.D hereof.

46. "*Executory Contract*" means a contract to which the Debtor is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

47. "*File*," "*Filed*," or "*Filing*" means file, filed, or filing in the Chapter 11 Case with the Bankruptcy Court.

48. "*Final Order*" means an order or judgment of the Bankruptcy Court (or any other court of competent jurisdiction) entered by the clerk of the Bankruptcy Court (or such other court) on the docket in the Bankruptcy Case (or the docket of such other court), which is and remains in full force and effect, has not been modified, amended, reversed, vacated, or stayed and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, re-argument, or rehearing has expired and as to which no appeal, petition for certiorari, or motion for new trial, re-argument or rehearing shall then be pending or (b) if an appeal, writ of certiorari, new trial, re-argument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, re-argument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari, or move for a new trial, re-argument, or rehearing shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Federal Rules of Bankruptcy Procedure; provided, that, the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Federal Rules of Bankruptcy Procedure, may be Filed relating to such order, shall not cause an order not to be a Final Order.

49. "*General Claims Bar Date*" means September 14, 2016.

50. "*General Unsecured Claim*" means any Unsecured Claim that is not (a) an Administrative Claim (including, for the avoidance of doubt, any Professional Fee Claim) or (b) a Priority Claim.

51. "*Governmental Unit*" shall have the meaning set forth in section 101(27) of the Bankruptcy Code.

52. "*Governmental Unit Claims Bar Date*" means November 21, 2016.

53. "*Holder*" means any Entity holding a Claim or an Interest.

54. "*Impaired*" means, with respect to a Class of Claims or Equity Interests, a Class of Claims or Equity Interests that is not Unimpaired and, with respect to a Claim or Interest, a Claim or Interest that is not Unimpaired.

55. "*Interest*" means Equity Interest.

56. "*Interest Rate*" means 5%.

57. "*Judicial Code*" means title 28 of the United States Code, 28 U.S.C. §§ 1–4001, as may be amended, modified, or supplemented.

58. "*Lien*" shall have the meaning set forth in section 101(37) of the Bankruptcy Code.

59. "*Minimum Distribution Threshold*" means $25.00.

60. "*Non-Released Parties*" means those Entities to be identified in the Plan Supplement as Non-Released Parties; provided, that, Non-Released Parties shall not include the following: (a) each Debtor Releasee; and (b) the Disbursing Agent.

61. "*Person*" shall have the meaning set forth in section 101(41) of the Bankruptcy Code.

62. "*Petition Date*" means May 23, 2016, the date on which the Debtor Filed its petition for relief commencing the Chapter 11 Case.

63. "*Plan*" means this *Debtor's Plan Pursuant to Chapter 11 of the Bankruptcy Code*, as amended, supplemented, or modified from time to time, including the Plan Supplement, which is incorporated herein by reference and made part of this Plan as if set forth herein.

64. "*Plan Supplement*" means the compilation of documents and forms of documents, schedules, and exhibits to the Plan, to be Filed on or prior to December 9, 2016, as amended, supplemented, or modified from time to time in accordance with the terms hereof, the Bankruptcy Code, and the Bankruptcy Rules, including the Disbursing Agent Agreement.

65. "*Priority Claim*" means any Unsecured Claim that is not an Administrative Claim or a General Unsecured Claim, including any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

66. "*Private Warrants*" means those certain Warrants issued by the Debtor on April 12, 2013, with an exercise price in the amount of $16.50, and on July 2, 2014, with an exercise price in the amount of $11.00, which, among other things, entitled Private Warrant Holders to participate in a distribution of the Debtor's assets to Holders of Common Stock as if the Private Warrant Holder had converted its Private Warrants into Common Stock immediately prior to the Debtor's distribution of assets to Holders of Common Stock.

67. "*Pro Rata*" means the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in that Class.

68. "*Professional*" means any Entity: (a) retained in the Chapter 11 Case pursuant to and in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered and expenses incurred pursuant to sections 327, 328, 329, 330, 331, or 363 of the Bankruptcy Code; (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code; and (c) that is a Disbursing Agent Professional.

69. "*Professional Fee Claims*" means all Claims for accrued fees and expenses (including success fees) for services rendered and expenses incurred by a Professional from the Petition Date through and including the Effective Date, which Claims are evidenced by

applications for compensation Filed with the Bankruptcy Court, to the extent such fees and expenses have not been paid pursuant to an order of the Bankruptcy Court.

70. "*Professional Fee Escrow Account*" means an interest bearing escrow account to be funded on the Effective Date with Cash on hand in an amount equal to all Professional Fee Claims, plus an amount equal to the estimated, unbilled Professional Fees incurred through the Effective Date but not evidenced by applications for compensation Filed with the Bankruptcy Court (calculated in accordance with reasonable estimates from each Professional); provided, that, the Professional Fee Escrow shall be increased to the extent that the aggregate amount of fee applications Filed after the Effective Date exceeds the available balance in the Professional Fee Escrow Account.

71. "*Proof of Claim*" means a proof of Claim Filed against the Debtor in the Chapter 11 Case.

72. "*Proof of Interest*" means a proof of Interest Filed against the Debtor in the Chapter 11 Case.

73. "*Public Warrants*" mean those certain Warrants issued by the Debtor on July 29, 2015, and August 4, 2015, with an exercise price of $.99, which Warrants are not entitled to participate in a distribution of the Debtor's assets to Holders of Common Stock as if the Public Warrant Holder had converted its Public Warrants into Common Stock immediately prior to the Debtor's distribution of assets to Holders of Common Stock.

74. "*Released Parties*" means, collectively, the Debtor Releasees and the Third Party Releasees.

75. "*Releasing Parties*" means all Holders of Claims or Equity Interests who are Holders of Claims or Equity Interests in an accepting Class of Claims or Equity Interests, except Holders of any Claims or Equity Interests (i) who vote to reject the Plan and (ii) elect to opt out of the release provisions contained in Article VI.C of the Plan.

76. "*Schedules*" means, collectively, the schedules of assets and liabilities and statements of financial affairs Filed by the Debtor on the Petition Date pursuant to section 521 of the Bankruptcy Code and in substantial accordance with the Official Bankruptcy Forms, as the same may have been amended, modified, or supplemented from time to time

77. "*Scheduling Order*" means the *Order (I) Approving the Disclosure Statement; (II) Approving Solicitation and Notice Materials; (III) Approving Forms of Ballots; (IV) Establishing Solicitation and Voting Procedures; (V) Scheduling a Confirmation Hearing; and (VI) Establishing Notice and Objection Procedures*.

78. "*Secured*" means when referring to a Claim secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor's interest in the Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code.

79. "*Third Party Release*" means the release provision set forth in Article VI.C hereof.

80. "*Third Party Releasees*" means, collectively, (a) each Debtor Releasee; (b) the Disbursing Agent; and (c) with respect to each of the foregoing Entities (other than with respect to a final fee application of a Professional), all such Entities' respective current and former affiliates and all such Entities' and such affiliates' respective current and former attorneys, financial advisors, consultants, representatives, advisors, accountants, investment bankers, investment advisors, actuaries, professionals, members, officers, directors, employees, partners, subsidiaries, principals, agents, managers, administrators, trustees, managed funds, special purpose vehicles, accounts, fund managers and representatives, and successors and assigns of each of the foregoing in their respective capacities as such; provided, further, that, any Holder of a Claim who votes to reject the Plan or who does not vote to accept or reject the Plan but who submits a Ballot opting out of the Third Party Release shall not be a Third Party Releasee.

81. "*U.S. Trustee*" means the United States Trustee for the District of Utah.

82. "*U.S. Trustee Fees*" means fees arising under 28 U.S.C. § 1930(a)(6) and, to the extent applicable, accrued interest thereon arising under 31 U.S.C. § 3717.

83. "*Unimpaired*" means, with respect to a Class of Claims or Equity Interests, a Class of Claims or Equity Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code and, with respect to Claim or Interest, a Claim or Interest that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

84. "*Unsecured*" means not Secured.

85. "*Voting Deadline*" means December 9, 2016 at 5:00 p.m. (prevailing Mountain Time).

86. "*Voting Record Date*" means November 1, 2016 at 5:00 p.m. (prevailing Mountain Time).

87. "*Warrants*" means collectively, the Public Warrants and Private Warrants.

88. "*Wind Down*" means the wind down, dissolution, and liquidation of the Debtor.

B. Rules of Interpretation

For purposes of the Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neutral gender shall include the masculine, feminine, and the neutral gender; (2) any reference herein to a contract, lease, release, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed, or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented by the Debtor, without prejudice to any

party's rights; (4) any reference to an Entity as a Holder of a Claim includes that Entity's successors and assigns; (5) unless otherwise specified, all references herein to "Articles" are references to Articles hereof or hereto; (6) unless otherwise specified, the words "herein," "hereof," and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan; (7) subject to the provisions of any contract, by-law, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (8) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (9) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (10) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (11) all references to docket numbers of documents Filed in the Chapter 11 Case are references to the docket numbers under the Bankruptcy Court's CM/ECF system; (12) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended, supplemented or otherwise modified from time to time, and as applicable to the Chapter 11 Case, unless otherwise stated; (13) references to "Proofs of Claim," "Holders of Claims," "Disputed Claims," and the like shall include "Proofs of Equity Interest," "Holders of Equity Interests," "Disputed Equity Interests," and the like as applicable; and (14) any immaterial effectuating provisions may be interpreted by the Debtor in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

C. Computation of Time

The provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.

D. Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Utah, without giving effect to the principles of conflict of laws that would dictate the application of another jurisdiction's law, shall govern the rights, obligations, construction, and implementation of the Plan, and any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, documents, instruments, or contracts, in which case the governing law set forth in such agreement shall control with respect thereto).

E. Reference to Monetary Figures

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

F. Controlling Document

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects.

ARTICLE II.
CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS

A. Treatment of Administrative Claims

Unless otherwise agreed to by the Holder of an Allowed Administrative Claim and the Debtor to the extent an Allowed Administrative Claim has not already been paid in full or otherwise satisfied during the Chapter 11 Case, each Holder of an Allowed Administrative Claim will receive, in full and final satisfaction of its Allowed Administrative Claim, Cash equal to the amount of the unpaid portion of such Allowed Administrative Claim either: (a) if such Administrative Claim is Allowed as of the Effective Date, as soon as reasonably practicable thereafter but in no event later than thirty days after the Effective Date; (b) if the Administrative Claim is not Allowed as of the Effective Date, no later than thirty days after the date on which an order of the Bankruptcy Court Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; or (c) if the Allowed Administrative Claim is based on liabilities incurred by the Debtor's Estate in the ordinary course of their business after the Petition Date, pursuant to the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim, without any further action by the Holder of such Allowed Administrative Claim.

Except as otherwise provided by a Final Order previously entered by the Bankruptcy Court or as provided by Article II.B hereof, unless previously Filed, requests for payment of Administrative Claims must be Filed and served on the Debtor no later than the Administrative Claims Bar Date pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order. Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims that do not file and serve such a request by the Administrative Claims Bar Date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtor or its property, and such Administrative Claims shall be deemed discharged as of the Effective Date. Objections to such requests must be Filed and served on the requesting party by the Administrative Claims Objection Bar Date.

B. Treatment of Professional Fee Claims

1. <u>Final Fee Applications</u>

All final requests for payment of Professional Fee Claims must be filed with the Bankruptcy Court and served on the Debtor, the United States Trustee, and parties requesting notice in this Chapter 11 Case, no later than the first Business Day that is forty-five days after the Effective Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and any prior orders of the Bankruptcy Court in the Chapter 11 Case, the Allowed amounts of such Professional Fee Claims shall be determined by the Bankruptcy Court.

2. Professional Fee Escrow Account

On the Effective Date, the Debtor shall establish and fund the Professional Fee Escrow Account. Funds held in the Professional Fee Escrow Account shall not be considered property of the Debtor's Estate, but the remaining balance after payment of all Professional Fees shall vest in the Disbursing Agent Assets after all Professional Fee Claims allowed by the Bankruptcy Court have been irrevocably paid in full. The Professional Fee Escrow Account shall be held in trust for the Professionals and for no other parties until all Professional Fee Claims Allowed by the Bankruptcy Court have been paid in full. Professional Fee Claims shall be paid in Cash to such Professionals from funds held in the Professional Fee Escrow Account when such Claims are Allowed by an order of the Bankruptcy Court. No Liens, claims, or interests shall encumber the Professional Fee Escrow Account in any way.

3. Post-Effective Date Fees and Expenses

Except as otherwise specifically provided in the Plan, on and after the Effective Date, the Debtor shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Debtor as applicable. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention for services rendered after such date shall terminate, and the Debtor may employ any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

C. Summary of Claims and Equity Interests

The categories of Claims and Equity Interests listed below classify Claims and Equity Interests in or against the Debtor for all purposes, including, without express or implied limitation, voting, confirmation and distribution, pursuant to the Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or Interest will be deemed classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and will be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. A Claim or Interest is in a particular Class only to the extent that such Claim or Interest is Allowed in that Class and has not been paid or otherwise satisfied prior to the Effective Date. Except as otherwise specifically provided for in the Plan, the Confirmation Order or other order of the Bankruptcy Court, or required by applicable non-bankruptcy law, in no event will any Holder of an Allowed Claim be entitled to receive payments that in the aggregate exceed the Allowed amount of such Holder's Claim. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Professional Fee Claims of the kinds specified in sections 507(a)(2) and 507(a)(8) of the Bankruptcy Code have not been classified, and their treatment is set forth in Article II hereof.

1. Class 1 - Priority Claims

(a) Classification: Class 1 consists of Priority Claims.

(b) Treatment: Except to the extent that a Holder of an Allowed Priority Claim agrees to a less favorable treatment, in exchange for full and final satisfaction, settlement, release, and compromise of each and every Allowed Priority Claim, each Holder of an Allowed Priority Claim shall be paid in full in Cash in an amount equal to such Allowed Priority Claim by the Debtor on the Effective Date or by the Disbursing Agent after the Effective Date plus interest accrued on the amount of the Allowed Priority Claim at the Interest Rate from the Petition Date through the Effective Date.

(c) Voting: Class 1 is Unimpaired, and Holders of Class 1 Priority Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 1 Priority Claims are not entitled to vote to accept or reject the Plan.

2. Class 2 – General Unsecured Claims

(a) Classification: Class 2 consists of General Unsecured Claims.

(b) Treatment: Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to a less favorable treatment, in exchange for full and final satisfaction, settlement, release, and compromise of and in exchange for each Allowed General Unsecured Claim, each Holder of an Allowed General Unsecured Claim shall be paid in full in Cash in an amount equal to such Allowed General Unsecured Claim by the Debtor on the Effective Date or by the Disbursing Agent after the Effective Date plus interest accrued on the amount of the Allowed General Unsecured Claim at the Interest Rate from the Petition Date through the Effective Date.

(c) Voting: Class 2 is Unimpaired, and Holders of Class 2 General Unsecured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 2 General Unsecured Claims are not entitled to vote to accept or reject the Plan.

3. Class 3 – Common Stock Interests

(a) Classification: Class 3 consists of Common Stock Interests.

(b) Treatment: Except to the extent that a Holder of an Allowed Common Stock Interest agrees to a less favorable treatment, in exchange for full and final satisfaction, settlement, release, and compromise of and in exchange for each Allowed Common Stock Interest, each Holder of an Allowed Common Stock Interest shall receive its Pro Rata Share of the Disbursing Agent Assets.

(c) Voting: Class 3 is Impaired under the Plan. Holders of Allowed Common Stock Interests are entitled to vote to accept or reject the Plan.

4. Class 4 – Private Warrant Interests

(a) Classification: Class 4 consists of Private Warrant Interests.

(b) Treatment: Except to the extent that a Holder of an Allowed Private Warrant Interest agrees to a less favorable treatment, in exchange for full and final satisfaction, settlement, release, and compromise of and in exchange for each Allowed Private Warrant Interest, each Holder of an Allowed Private Warrant Interest shall receive its Pro Rata Share of the Disbursing Agent Assets.

(c) Voting: Class 4 is Impaired under the Plan. Holders of Allowed Private Warrant Interests are entitled to vote to accept or reject the Plan.

5. Class 5 – Public Warrant Interests

(a) Classification: Class 5 consists of Public Warrant Interests.

(b) Treatment: On the Effective Date all Public Warrant Interests shall be cancelled without any distribution on account of such interests.

(c) Voting: Class 5 is Impaired under the Plan. Holders of Public Warrant Interests are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

D. Acceptance or Rejection of the Plan

1. Voting of Interests

Each Holder of a Class 3 – Common Stock Interest or Class 4 – Private Warrant Interest as of the Voting Record Date will be entitled to vote to accept or reject the Plan as provided in the Disclosure Statement Order or any other order of the Bankruptcy Court.

2. Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtor's rights in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.

3. Class Acceptance Requirement

A Class of Claims shall have accepted the Plan if it is accepted by at least two-thirds (2/3) in amount of the Allowed Claims in such Class and more than one-half (1/2) in number of Holders of such Claims that have voted on the Plan.

A Class of Equity Interests shall have accepted the Plan if it is accepted by at least two-thirds (2/3) in amount of the Allowed Equity Interests in such Class.

4. Presumed Acceptance of Plan

Class 1 – Priority Claims and Class 2 – General Unsecured Claims are Unimpaired by the Plan. Pursuant to section 1126(f) of the Bankruptcy Code, the Holders of Claims in such Classes are conclusively presumed to have accepted the Plan and the votes of such Holders are not solicited.

5. Presumed Rejection of Plan

Class 5 – Public Warrant Interests will not receive any distribution under the Plan on account of such Public Warrant Interests. Pursuant to section 1126(g) of the Bankruptcy Code, the Holders of Public Warrant Interests in such Class are conclusively presumed to have rejected the Plan and the votes of such Holders will not be solicited.

6. Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims or Equity Interests eligible to vote and no Holders of Claims or Equity Interests eligible to vote in such Class vote to accept or reject the Plan, the Plan shall be presumed accepted by the Holders of such Claims or Equity Interests in such Class.

7. Confirmation Pursuant to Sections 1129(a) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code is not applicable because there is no Class of Impaired Claims under the Plan. However, if the Bankruptcy Court determines that any Class of Claims under the Plan is Impaired, the Debtor shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Equity Interests. The Debtor reserves the right to modify the Plan in accordance with Article VIII of the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

ARTICLE III.
MEANS OF IMPLEMENTATION OF THE PLAN

A. Sources of Consideration for Plan Distributions

All amounts necessary for the Debtor (on the Effective Date) or the Disbursing Agent, (after the Effective Date), as applicable, to make payments or distributions pursuant to this Plan shall be obtained from, among other things, the Cash raised or held by the Debtor.

B. General Settlement of Claims

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims, Interests, and controversies resolved pursuant to the Plan.

C. Effectuating Documents; Further Transactions

On and after the Effective Date, the Disbursing Agent is authorized to and may issue, execute, deliver, file, or record such contracts, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

D. Preservation of Rights of Action

In accordance with section 1123(b) of the Bankruptcy Code, and except where such Causes of Action have been expressly released, sold or otherwise transferred, the Disbursing Agent shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, and the Disbursing Agent's rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Disbursing Agent may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Debtor's estate. No Entity may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Cause of Action against them as any indication that the Debtor, or the Disbursing Agent, as applicable, will not pursue any and all available Causes of Action against them. Except with respect to Causes of Action as to which the Debtor has released, sold, or otherwise transferred to any Person or Entity on or prior to the Effective Date, the Debtor or the Disbursing Agent, as applicable, expressly reserves all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, sold or otherwise transferred, compromised, or settled in the Plan or a Bankruptcy Court order, the Disbursing Agent expressly reserves all Causes of Action for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

E. Wind Down and Dissolution of the Debtor

On and after the Effective Date, the Disbursing Agent will implement and oversee the Wind Down pursuant to any provision of the Plan and any applicable orders of the Bankruptcy Court, and the Disbursing Agent shall have the power and authority to take any action necessary to wind down and dissolve the Debtor, including (a) filing a certificate of dissolution, together with all other necessary corporate and company documents, to effect the dissolution of the Debtor under Delaware law; (b) completing and filing all final or otherwise required federal, state, and local tax returns for the Debtor, and (c) taking such other actions as the Disbursing Agent may determine to be necessary or desirable to carry out the purposes of this Plan. Notwithstanding anything herein to the contrary, the Disbursing Agent will make, or cause to be made, all distributions under the Plan other than those distributions made by the Debtor on the Effective Date.

F. Disbursing Agent

Before or on the Effective Date, the Disbursing Agent shall be designated by the Debtor, for the purposes of conducting the Wind Down and shall succeed to such powers as would have been applicable to the Debtor's officers, directors, and shareholders, and the Debtor shall be authorized to be (and, upon the conclusion of the Wind Down, shall be) dissolved by the Disbursing Agent pursuant to the Confirmation Order. All property of the Estate not distributed to the Holders of Claims or Equity Interests on the Effective Date shall be managed and distributed by the Disbursing Agent and shall be held in the name of the Debtor free and clear of all Claims and Equity Interests except for rights to such distributions provided to Holders of Allowed Claims and Allowed Equity Interests as provided in the Plan. As described in the Disbursing Agent Agreement, the Disbursing Agent shall have the authority to sell or abandon any Disbursing Agent Assets without obtaining Bankruptcy Court approval and shall succeed to the Debtor's rights to object to any Claim or Interest. Any and all reasonable and documented costs and expenses incurred by the Disbursing Agent in connection with the Wind Down, the Professional Fee Escrow Account, and any distributions to Holders of Allowed Claims and Allowed Interests, shall be paid from the Disbursing Agent Assets. The Disbursing Agent shall be compensated and reimbursed for reasonable costs and expenses as set forth in, and in accordance with, the Disbursing Agent Agreement.

ARTICLE IV.
PROVISIONS GOVERNING DISTRIBUTIONS

A. Timing and Calculation of Amounts to Be Distributed

Except as otherwise provided herein, on the Effective Date or as soon as reasonably practicable thereafter (or if a Claim or Interest is not an Allowed Claim or Allowed Interest on the Effective Date, on the date that such a Claim or Interest becomes an Allowed Claim or Allowed Interest, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim or Allowed Interest against the Debtor shall receive the full amount of the distributions and payments that the Plan provides for Allowed Claims or Allowed Interests in the applicable Class from the Debtor or Disbursing Agent, as applicable. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims or Disputed Interests, distributions on account of any such Disputed Claims or Disputed Interests shall be made pursuant to the provisions set forth in Article V hereof. Except as otherwise provided herein, Holders of Claims shall not be entitled to interest, dividends, or accruals on the distributions provided for herein, regardless of whether such distributions are delivered on or at any time after the Effective Date. Notwithstanding anything to the contrary herein, no Holder of an Allowed Claim shall, on account of such Allowed Claim, receive a distribution in excess of the Allowed amount of such Claim.

B. Distributions and Payments Generally

All distributions and payments under the Plan that are to be made on the Effective Date, if any, shall be made by the Debtor and payments made after the Effective Date shall be made by the Disbursing Agent.

C. Disputed Reserves

On the Effective Date, after making all Distributions required to be made on such date under the Plan, the Disbursing Agent shall establish a separate Disputed Reserve for Disputed Claims, each of which Disputed Reserves shall be administered by the Disbursing Agent. The Disbursing Agent shall reserve in Cash or other property, for Distribution on account of each Disputed Claim, the full asserted amount (or such lesser amount as may be estimated by the Bankruptcy Court in accordance with Article V hereof) with respect to each Disputed Claim.

The Disbursing Agent shall hold property in the Disputed Reserves in trust for the benefit of the Holders of Claims and Interests ultimately determined to be Allowed. Each Disputed Reserve shall be closed and extinguished by the Disbursing Agent when all Distributions and other dispositions of Cash or other property required to be made hereunder will have been made in accordance with the terms of the Plan. Upon closure of a Disputed Reserve, all Cash held in that Disputed Reserve shall revest in the Disbursing Agent Assets. All funds or other property that vest or revest in the Disbursing Agent Assets pursuant to this paragraph shall be (a) used to pay the fees and expenses of the Disbursing Agent as and to the extent set forth in the Disbursing Agent Agreement, and (b) thereafter distributed on a Pro Rata basis to holders of Allowed Interests.

D. Delivery of Distributions

1. <u>General Provisions; Undeliverable Distributions</u>

Subject to Bankruptcy Rule 9010 and except as otherwise provided herein, Distributions to the Holders of Allowed Claims and Allowed Interests shall be made by the Disbursing Agent at (a) the address of each Holder as set forth in the Schedules, unless superseded by the address set forth on proofs of Claim or proofs of Interest Filed by such Holder or (b) the last known address of such Holder if no proof of Claim is Filed or if the Debtor has been notified in writing of a change of address. If any Distribution is returned as undeliverable, the Disbursing Agent may, in its discretion, make reasonable efforts to determine the current address of the Holder of the Claim or Interest with respect to which the Distribution was made as the Disbursing Agent deems appropriate, but no Distribution to any such Holder shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder, at which time the Distribution to such Holder shall be made to the holder without interest beyond any interest provided for in the Plan. Amounts in respect of any undeliverable Distributions made by the Disbursing Agent shall be returned to, and held in trust by, the Disbursing Agent until the Distributions are claimed or are deemed to be unclaimed property under Section 347(b) of the Bankruptcy Code, as set forth below in Article IV.D.3. The Disbursing Agent shall have the discretion to determine how to make Distributions in the most efficient and cost-effective

manner possible; provided, however, that its discretion may not be exercised in a manner inconsistent with any express requirements of the Plan or the Disbursing Agent Agreement.

2. Minimum Distributions

Notwithstanding anything herein to the contrary, if a Distribution to be made to a Holder of an Allowed Claim or Allowed Interest on the Effective Date or any subsequent date for Distributions would be less than the Minimum Distribution Threshold, $25.00 or less in the aggregate at the time of such Distribution, no such Distribution will be made to that Holder unless a request therefor is made in writing to the Disbursing Agent no later than twenty (20) days after the Effective Date. If the Holder of an Allowed Claim or Allowed Interest with an Allowed amount below the Minimum Distribution Threshold does not make a request for Distribution with the Disbursing Agent within twenty (20) days after the Effective Date, the Disbursing Agent will segregate the amount of the proposed Distribution into an account, the proceeds of which will be donated to "and Justice for all" after all Distributions have been made.

3. Unclaimed Property

Except with respect to property not Distributed because it is being held in a Disputed Reserve, Distributions that are not claimed by the expiration of the later of six (6) months from the Effective Date or ninety (90) days from such Distribution shall be deemed to be unclaimed property under Section 347(b) of the Bankruptcy Code and shall vest or revest in the Disbursing Agent Assets, and the Claims or Interests with respect to which those Distributions are made shall be automatically cancelled. After the expiration of the applicable period, the claim of any Entity to those Distributions shall be discharged and forever barred. Nothing contained in the Plan shall require the Disbursing Agent to attempt to locate any holder of an Allowed Claim or Allowed Interest. All funds or other property that vests or revests in the Disbursing Agent Assets pursuant to this Article shall be distributed by the Disbursing Agent to the other Holders of Allowed Claims and Allowed Interests in accordance with the provisions of the Plan or the Disbursing Agent Agreement.

E. Time Bar to Cash Payments by Check

Checks issued by the Disbursing Agent on account of Allowed Claims or Allowed Interests shall be null and void if not negotiated within 90 days after the date of issuance thereof. Requests for the reissuance of any check that becomes null and void pursuant to this Article IV shall be made directly to the Disbursing Agent by the Holder of the Allowed Claim or Allowed Interest to whom the check was originally issued. Any claim in respect of such voided check shall be made in writing on or before the later of six (6) months from the Effective Date or ninety (90) days after the date of issuance thereof. After that date, all claims in respect of void checks shall be discharged and forever barred and the proceeds of those checks shall revest in the Disbursing Agent Assets as unclaimed property in accordance with Section 347(b) of the Bankruptcy Code and be distributed as provided in Article IV.D.3.

F. Interest on Claims

Except as specifically provided for in the Plan or the Confirmation Order, interest shall not accrue on Claims and no holder of a Claim shall be entitled to interest accruing on or after the Effective Date on any Claim.

ARTICLE V.
PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS

A. Resolution of Disputed Claims and Interests

1. Allowance of Claims and Interests

On or after the Effective Date, the Disbursing Agent shall have and shall retain any and all rights and defenses that the Debtor had with respect to any Claim, except with respect to any Claim deemed Allowed as of the Effective Date. Except as expressly provided in the Plan or in any order entered in the Chapter 11 Case prior to the Effective Date (including, without limitation, the Confirmation Order), no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed under the Plan or the Bankruptcy Code or the Bankruptcy Court has entered a Final Order, including the Confirmation Order, in the Chapter 11 Case allowing such Claim.

2. Prosecution of Objections to Claims

The Debtor prior to and on the Effective Date or the Disbursing Agent after the Effective Date shall have authority to File objections to Claims, settle, compromise, withdraw or litigate to judgment objections to any and all Claims, regardless of whether such Claims are in a Class or otherwise.

3. Estimation of Claims

Prior to and on the Effective Date, the Debtor, and after the Effective Date, the Disbursing Agent may, at any time, request that the Bankruptcy Court estimate (a) any Disputed Claim pursuant to applicable law and (b) any contingent or unliquidated Claim pursuant to applicable law, including, without limitation, section 502(c) of the Bankruptcy Code, regardless of whether the Debtor or the Disbursing Agent have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction under 28 U.S.C. §§ 157 and 1334 to estimate any Disputed Claim, contingent Claim or unliquidated Claim, including during the litigation concerning any objection to any Claim or during the pendency of any appeal relating to any such objection. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register but that is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any Disputed Claim, contingent Claim or unliquidated Claim, that estimated amount shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim for all purposes under the Plan, including for purposes of distributions, and the Debtor or the Disbursing Agent may elect to pursue additional objections to the ultimate distribution on such Claim. If the estimated amount constitutes a maximum limitation on such

Claim, the Debtor or the Disbursing Agent may elect to pursue any supplemental proceedings to object to any ultimate distribution on account of such Claim. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before twenty-one days after the date on which such Claim is estimated. All of the aforementioned Claims and objection, estimation and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

4. Expungement or Adjustment of Claims Without Objection

Any Claim that has been paid, satisfied or superseded may be expunged on the Claims Register by the Debtor or the Disbursing Agent and any Claim that has been amended may be adjusted thereon by the Debtor or the Disbursing Agent in both cases without a Claims objection having to be Filed and without any further notice to or action, order or approval of the Bankruptcy Court.

5. Deadline to File Objections to Claims

Any objections to Claims shall be Filed no later than the Claims Objection Bar Date.

B. Disallowance of Claims

All Claims of any Entity from which property is sought by the Debtor or the Disbursing Agent under section 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtor or the Disbursing Agent allege is a transferee of a transfer that is avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if (1) the Entity, on the one hand, and the Debtor or the Disbursing Agent on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turnover any property or monies under any of the aforementioned sections of the Bankruptcy Code and (2) such Entity or transferee has failed to turnover such property by the date set forth in such agreement or Final Order.

EXCEPT AS OTHERWISE AGREED BY THE DEBTOR, ANY AND ALL PROOFS OF CLAIM FILED AFTER THE APPLICABLE CLAIMS BAR DATE SHALL BE DEEMED DISALLOWED AND EXPUNGED AS OF THE EFFECTIVE DATE WITHOUT ANY FURTHER NOTICE TO OR ACTION, ORDER, OR APPROVAL OF THE BANKRUPTCY COURT, AND HOLDERS OF SUCH CLAIMS MAY NOT RECEIVE ANY DISTRIBUTIONS ON ACCOUNT OF SUCH CLAIMS, UNLESS SUCH LATE PROOF OF CLAIM IS DEEMED TIMELY FILED BY A FINAL ORDER OF THE BANKRUPTCY COURT.

C. Amendments to Claims

On or after the Effective Date, a Claim may not be Filed or amended without the prior authorization of the Bankruptcy Court and any such new or amended Claim Filed shall be

deemed disallowed and expunged without any further notice to or action, order or approval of the Bankruptcy Court.

ARTICLE VI.
SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS

A. Discharge of Claims and Termination of Equity Interests

To the maximum extent provided by section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in this Plan or in any contract, instrument, or other agreement or document created pursuant to this Plan, the distributions, rights, and treatment that are provided in this Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims, Equity Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Equity Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Equity Interests in, the Debtor or any of its assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Equity Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability to the extent such Claims or Equity Interests relate to services performed by employees of the Debtor prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim or Proof of Interest based upon such debt, right, or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. Any default by the Debtor with respect to any Claim or Interest that existed immediately prior to or on account of the filing of the Chapter 11 Case shall be deemed cured on the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Equity Interests subject to the Effective Date occurring.

Pursuant to Bankruptcy Rule 9019 and in consideration for the Distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Equity Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court's approval of the compromise or settlement of all such Claims, Equity Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtor, its Estate, and Holders of Claims and Equity Interests, and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Disbursing Agent may compromise and settle Claims against the Debtor and its Estate and Causes of Action against other Entities.

B. Debtor Release

Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided herein, or in any contract, instrument, or other agreement or document created pursuant to this Plan, for good and valuable consideration, on and after the Effective Date, the Debtor and its Estate shall release each Released Party, and each Released Party shall be deemed released and discharged by the Debtor and its Estate, from any and all claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative claims, asserted on behalf of the Debtor, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtor or its Estate would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any claim or interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtor or the Chapter 11 Case, the subject matter of, or the transactions or events giving rise to, any claim or interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Equity Interests prior to or in the Chapter 11 Case, the negotiation, formulation, or preparation of the Plan, the Disclosure Statement, the Asset Purchase Agreement, or related agreements, instruments or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct, bad faith, or gross negligence, each solely to the extent determined by a Final Order. Notwithstanding anything to the contrary in the foregoing, the Debtor Release shall not release any obligations of any Released Party under the Plan or any document, instrument, or agreement executed to implement the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court's approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court's finding that the Debtor Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the Claims released by the Debtor Release; (3) in the best interests of the Debtor and all Holders of Claims and Equity Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to the Debtor or its Estate asserting any Claim or Cause of Action released pursuant to the Debtor Release.

C. Third-Party Release

As of the Effective Date, except as otherwise provided in the Plan, or in any contract, instrument or other agreement or document created pursuant to this Plan, the Releasing Parties shall release the Debtor, its Estate, and the Released Parties shall be deemed released, from any and all claims, interests, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative claims, asserted on behalf of the Debtor, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such Entity would have

been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtor, the Chapter 11 Case, the purchase, sale, or rescission of the purchase or sale of any security of the Debtor, the subject matter of, or the transactions or events giving rise to, any claim or interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the negotiation, formulation, or preparation of the Plan, the Disclosure Statement, the Asset Purchase Agreement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date, other than claims or liabilities arising out of or relating to any act or omission of a Debtor Releasee that constitutes willful misconduct, bad faith, or gross negligence Notwithstanding anything to the contrary in the foregoing, the Third-Party Release shall not release any obligations of any Released Party under the Plan or any document, instrument, or agreement executed to implement the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court's approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court's finding that the Third- Party Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the claims released by the Third-Party Release; (3) in the best interests of the Debtor and all Holders of Claims and Equity Interests; (4) fair, equitable and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any of the Releasing Parties asserting any claim or cause of action released pursuant to the Third-Party Release.

D. Exculpation

Except as otherwise specifically provided in the Plan, or in any contract, instrument, or other agreement or document created pursuant to this Plan, no Exculpated Party shall have or incur any liability to any Entity for any prepetition or postpetition act taken or omitted to be taken in connection with or related to formulating, negotiating, soliciting, preparing, disseminating, confirming, or implementing the Plan, or consummating the Plan, the Disclosure Statement, the Asset Purchase Agreement, the Chapter 11 Case or any contract, instrument, release or other agreement, or document created or entered into in connection with the Plan or any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring or liquidation of the Debtor; provided, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning his, her, or its duties pursuant to, or in connection with, the Plan or any other related document, instrument, or agreement; provided, further, that the foregoing Exculpation shall have no effect on the liability of any Entity that results from any such act or omission that is determined in a Final Order to have constituted gross negligence, bad faith, or willful misconduct.

E. Injunction

Except as otherwise expressly provided in the Plan or for obligations required to be paid pursuant to the Plan, or Confirmation Order, all Entities who have held, hold, or may hold claims, interests, or Liens that have been discharged pursuant to Article VI.A, released pursuant to Article VI.B or Article VI.C, or are subject to exculpation pursuant to Article VI.D are, to the fullest extent provided under Section 524 and other applicable provisions of the Bankruptcy Code, permanently enjoined, from and after the Effective Date, from taking any of the following actions against the Debtor or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims or interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estate of such Entities on account of or in connection with or with respect to any such claims or interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims or interests unless such Entity has timely asserted such setoff right prior to the Effective Date in a document Filed with the Bankruptcy Court explicitly preserving such setoff, and notwithstanding an indication of a claim or interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Plan.

F. Setoffs

Except as otherwise expressly provided for in the Plan or in any court order, the Debtor or the Disbursing Agent, as applicable, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim, may (but shall not be required to) set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any claims, rights, and Causes of Action of any nature that the Debtor or its Estate may hold against the Holder of such Allowed Claim, to the extent such claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, that, neither the failure to effect such a setoff nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by the Debtor of any such claims, rights, and Causes of Action that the Debtor may possess against such Holder. In no event shall any Holder of Claims be entitled to setoff any Claim against any claim, right, or Cause of Action of the Debtor unless such Holder has timely Filed a Proof of Claim with the Bankruptcy Court preserving such setoff right.

G. Recoupment

In no event shall any Holder of a Claim be entitled to recoup any Claim against any claim, right, or Cause of Action of the Debtor unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtor on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

ARTICLE VII.
CONDITIONS PRECEDENT TO THE CONFIRMATION AND CONSUMMATION OF THE PLAN

A. Conditions Precedent to the Effective Date

Consummation of the Plan will not occur unless each of the following conditions has been satisfied:

1. The Bankruptcy Court shall have entered the Confirmation Order in form and substance reasonably acceptable to the Debtor, and such Confirmation Order shall have become a Final Order that has not been stayed or modified or vacated on appeal; and

2. The Disbursing Agent shall have been appointed, and the Debtor shall have executed and delivered the Disbursing Agent Agreement.

B. Effective Date

The Effective Date shall be the first Business Day upon which all of the conditions specified in Article VII.A of the Plan have been satisfied. "Substantial Consummation" of the Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

C. Effect of Non-Occurrence of Conditions to the Effective Date

If the Effective Date does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any claims by or Claims against or Equity Interests in the Debtor; (2) prejudice in any manner the rights of the Debtor, any Holders or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtor, any Holders, or any other Entity in any respect.

ARTICLE VIII.
MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN

A. Modification and Amendments

Subject to the limitations contained herein, the Debtor reserves the right to modify the Plan as to material terms and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not re-solicit votes on such modified Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and

those restrictions or modifications set forth in the Plan, the Debtor expressly reserves its rights to alter, amend, or modify materially the Plan with respect to the Debtor, one or more times, after Confirmation and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan. Any such modification or supplement shall be considered a modification of the Plan and shall be made in accordance with this Article VIII of the Plan.

B. Effect of Confirmation on Modifications

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan occurring after the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

C. Revocation or Withdrawal of the Plan

The Debtor reserves the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtor revokes or withdraws the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Equity Interests), and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (i) constitute a waiver or release of any Claims or Equity Interests; (ii) prejudice in any manner the rights of the Debtor, or any other Entity; or (iii) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtor.

ARTICLE IX.
RETENTION OF JURISDICTION BY THE BANKRUPTCY COURT

On and after the Effective Date, the Bankruptcy Court will retain jurisdiction of the Chapter 11 Case and all matters arising out of and related to the Chapter 11 Case including jurisdiction to:

(a) allow, disallow, determine, liquidate, classify, estimate, or establish the priority, unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the status, priority, amount, or allowance of Claims or Interests;

(b) decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

(c) ensure that distributions to Holders of Allowed Claims and Allowed Interests are accomplished pursuant to the provisions of the Plan;

(d) adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving the Debtor that may be pending on the Effective Date;

(e) adjudicate, decide, or resolve any and all matters related to Causes of Action;.

(f) enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan;

(g) resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity's obligations incurred in connection with the Plan;

(h) issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

(i) resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the settlements, compromises, releases, injunctions, exculpations, and other provisions contained in Article VI of the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

(j) enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

(k) determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any other agreement or document created in connection with the Plan or the Disclosure Statement;

(l) adjudicate any and all disputes arising from or relating to distributions under the Plan or any transactions contemplated herein;

(m) consider any modifications of the Plan, cure any defect or omission, or reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

(n) determine requests for the payment of Claims and Equity Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

(o) hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

(p) hear and determine all disputes involving the existence, nature, or scope of the Debtor's release, including any dispute relating to any liability arising out of the termination of employment, regardless of whether such termination occurred prior to or after the Effective Date;

(q) enforce all orders previously entered by the Bankruptcy Court;

(r) hear any other matter not inconsistent with the Bankruptcy Code;

(s) enter an order concluding or closing the Chapter 11 Case; and

(t) enforce the injunction, release, and exculpation provisions set forth in Article VI of the Plan.

ARTICLE X.
MISCELLANEOUS

A. Immediate Binding Effect

Subject to Article VII.A of the Plan and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Confirmation Order shall be immediately effective and enforceable and deemed binding upon the Debtor, the Disbursing Agent, and any and all Holders of Claims or Interests (regardless of whether such Claims or Equity Interests are deemed to have accepted or rejected the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, and injunctions described in the Plan, and each Entity acquiring property under the Plan or the Confirmation Order. All Claims and debts shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim has voted on the Plan.

B. Payment of Statutory Fees

All fees payable pursuant to section 1930(a) of the Judicial Code shall be paid by the Debtor (prior to or on the Effective Date) or the Disbursing Agent (after the Effective Date) for each quarter (including any fraction thereof) until the Chapter 11 Case is converted, dismissed, or closed, whichever occurs first.

C. Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. Neither the Plan, any statement or provision contained in the Plan, nor any action taken or not taken by the Debtor with respect to the Plan, the Disclosure Statement, or the Confirmation Order shall be or shall be deemed to be an admission or waiver of any rights of the Debtor with respect to the Holders of Claims or Equity Interests prior to the Effective Date.

D. Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan or the Confirmation Order shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, manager, agent, representative, attorney, beneficiary, or guardian, if any, of each Entity.

E. Service of Documents

Any pleading, notice, or other document required by the Plan to be served on or delivered to the Debtor shall be served on:

DORSEY & WHITNEY LLP
Attn: Steven T. Waterman
136 South Main Street, Suite 1000
Salt Lake City, Utah 84101

F. Term of Injunction or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Case pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

G. Entire Agreement

Except as otherwise provided herein or therein, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into this Plan.

H. Nonseverability of Plan Provisions

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtor's consent; and (3) nonseverable and mutually dependent.

DATED this 20th day of December, 2016.

BSD MEDICAL CORPORATION fka PERSEON CORPORATION

By: /s/ *Timothy C. McQuay*
Name: Timothy C. McQuay
Title: President